Exhibit 3.67

CERTIFICATE OF FORMATION

OF

FLANDERS ROAD HOLDINGS LLC

This Certificate of Formation of FLANDERS ROAD HOLDINGS LLC (the “LLC”), dated as of October 30, 2001, is being duly executed and filed to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C §18-101. et seq.).

FIRST. The name of the limited liability company formed hereby is FLANDERS ROAD HOLDINGS LLC

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

THIRD. The name and address of the registered agent for service of process of the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Kevin F. Slayne
Kevin F. Slayne
Authorized Person

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT CHANGING ONLY THE

REGISTERED OFFICE OR REGISTERED AGENT OF A

LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is FLANDERS ROAD HOLDINGS LLC.

2. The Registered Office of the limited liability company in the State of Delaware is changed to 2711 Centerville Road, Suite 400 (street), in the City of Wilmington, Zip Code 19808. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Corporation Service Company.

By:	/s/ Jill Cilmi
Authorized Person

Name:	Jill Cilmi, Authorized Person
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